Exhibit 21

DIRECT AND INDIRECT OPERATING SUBSIDIARIES

OF FIRSTMERIT CORPORATION*

Citizens Savings Corporation of Stark County

FirstMerit Bank, National Association

- Abell & Associates, Inc.
- Alpha Equipment Group, Inc.
- FirstMerit Insurance Agency, Inc.
- FirstMerit Leasing Company
- FirstMerit Mortgage Corporation
- FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)
- FirstMerit Moss Creek Ventures, LLC
- FirstMerit Securities, Inc.
- FirstMerit Title Agency, Ltd.
- FirstMerit Wealth Management Services, Inc.
- FMRC, Inc. (Delaware)
- FMS, Inc. (Delaware)
- FMSC, Inc. (Delaware)
- FMTP, LLC (Delaware)
- Mobile Consultants, Inc.
- Signal Finance Company
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FirstMerit Credit Life Insurance Company (Arizona)
FMT, Inc. (Delaware)
SF Development Corp.

*	Unless otherwise indicated, state of formation is Ohio.